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                    April 19, 2023

       Kevin Rubin
       Chief Financial Officer
       Alteryx, Inc.
       17200 Laguna Canyon Road
       Irvine, California, 92618

                                                        Re: Alteryx, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed on February
10, 2023
                                                            File No. 001-38034

       Dear Kevin Rubin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Chris Lal